UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2014

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York		10119-4015
(Address of principal executive offices)		(Zip Code)

(212) 692-7200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On August 22, 2014, Lexington Realty Trust, which we refer to as the Trust, committed to acquire, within 10 business days of rent commencement (estimated to be December 1, 2015), a to-be-built 456,000 square foot frozen warehouse and distribution facility on 43 acres of land in Richland, Washington (Kennewick-Pasco-Richland, WA CBSA), which will be net-leased to Preferred Freezer Services of Richland, LLC for a 20-year term. The obligations of the tenant will be guaranteed by Preferred Freezer Services, LLC and Preferred Freezer Services Operating, LLC. In the event of certain defaults by the tenant and guarantors and upon certain other events, Lamb Weston Sales, Inc. has agreed to make certain payments to the landlord, which payments are guaranteed by ConAgra Foods, Inc.
The purchase price is $155 million, which is the Trust's maximum commitment. The lease is expected to commence upon substantial completion of construction (estimated to be October 1, 2015). The rent under the lease (1) is scheduled to commence sixty (60) days after substantial completion of construction, (2) is expected to provide an initial annual cash return of 7.1% and (3) increases 2.0% annually.
The Trust can give no assurances that this transaction will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: September 5, 2014	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer